UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) FEBRUARY 27, 2002

Commission file number 333-36952

ORIUS CORP.

(Exact name of registrant as specified in its charter)

FLORIDA	65-089421

(State or other jurisdiction of incorporation or organization)	(I.R.S.Employer Identification No.)

1401 Forum Way, Suite 400
West Palm Beach, Florida 33401

(Address of principal executive office) (Zip Code)

(561) 687-8300

(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS

Effective February 27, 2002, Orius Corp. (the “Company”) entered into the Sixth Amendment to Amended and Restated Credit Agreement and Forbearance Agreement (the “Amendment”) to the Amended and Restated Credit Agreement, dated as of July 5, 2000 (the “Credit Agreement”). The Amendment extends the terms and conditions of the Fifth Amendment to Amended and Restated Credit Agreement and Forbearance Agreement from February 28, 2002 to March 31, 2002 and includes the terms and conditions for which the lenders forbear from exercising their rights under the Credit Agreement and other loan documents with respect to certain disclosed defaults. Additionally, the lenders have agreed to increase the Company's maximum outstanding letters of credit by $10 million from $20 million to $30 million.

On January 31, 2002, the Company received a payment blockage notice from its senior lenders prohibiting the company from making its scheduled interest payment on its 12.75% senior subordinated notes due 2010, which was due on February 1, 2002. The failure to make the required interest payment constitutes an event of default under the indenture relating to the notes upon the expiration of a thirty-day grace period provided in the indenture. If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the notes then outstanding may declare the principal of and accrued interest on all of the notes to be due and payable.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements — not applicable

     (b)  Pro Forma Financial Information — not applicable

     (c)  Exhibits

     The following exhibit is hereby filed with this Form 8-K:

Exhibit Number	Description

1.	Sixth Amendment to Amended and Restated Credit Agreement and Forbearance Agreement

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ORIUS CORP.

Date: February 28, 2002	By: /S/ ROBERT E. AGRES

Robert E. Agres Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

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